EXHIBIT (c)4

galoob

William G. Catron                                    Galoob Toys, Inc.
Executive Vice President,                         500 Forbes Boulevard
General Counsel,                        South San Francisco, CA  94080
Chief Administrative Officer                   (650) 952-1678 Ext 2200
and Corporate Secretary                             Fax (650) 583-5572
                                                        www.galoob.com

October 26, 1998

[First Name] [Last Name]
[Address]
[City>], [State] [Postal Code]

Dear Galoob Option Holder:

      We are sending you this letter so that you are aware of the treatment to your outstanding options (each, an "Option") to purchase shares of common stock (the "Common Stock"), par value $0.01 per share, of Galoob Toys, Inc. ("Galoob"), which Options were granted to you pursuant to the terms and conditions of the 1996 Share Incentive Plan or the Amended and Restated 1984 Employee Stock Option Plan (collectively, the "Option Plans"), in light of the proposed acquisition by Hasbro, Inc. ("Hasbro") of Galoob.

      Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 27, 1998, by and among Galoob, Hasbro and New HIAC II Corp. (the "Merger Agreement"), Galoob has agreed to terminate the Option Plans effective as of consummation of the merger contemplated by the Merger Agreement (the "Merger"). In connection with the termination of the Option Plans, each outstanding Option held by you shall, immediately prior to the Merger, automatically be cancelled.

      Please note, however, that the cancellation of the Options is contingent on the consummation of the Merger. If the Merger is not consummated, this notice shall be deemed null and void.

      If you have any questions regarding the foregoing, please contact Ms. Kathleen R. McElwee at (650) 952- 1678, extension 2210.

Sincerely,


William G. Catron

WGC:vy


                      INDEX TO EXHIBITS


                                                                   Sequential
Exhibit                                                             Page No.

(c)(4)    Text of letter, dated October 26, 1998, from Galoob
          Toys, Inc. to holders of Options.